Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

INVESTOR RELATIONS CONTACT:

Timothy Cope – (952) 449-7030

FOR IMMEDIATE RELEASE:

August 23, 2011

LAKES ENTERTAINMENT ANNOUNCES JOINT VENTURE FOR DANIA

JAI ALAI CASINO DEVELOPMENT

MINNEAPOLIS – August 23, 2011 – Lakes Entertainment, Inc. (NASDAQ: LACO) announced that it has entered into a joint venture with Dania Entertainment Center, LLC (“DEC”) for the management and redevelopment of the existing Dania Jai Alai fronton in Dania Beach, Florida, to convert it into a destination casino (the “Casino”) which will include slot machines, Jai Alai, entertainment, a variety of bars and restaurants and other related amenities. DEC previously entered into an asset purchase agreement to purchase the Dania Jai Alai fronton from Boyd Gaming Corporation, which is scheduled to close before the end of the year (“Boyd Acquisition”). Lakes made an initial $4.0 million investment in the joint venture via a convertible promissory note that will automatically convert to equity on the closing of the Boyd Acquisition. If the Boyd Acquisition does not close, Lakes would likely lose such investment. Such investment was used to reimburse DEC for the non-refundable deposit it made under the Boyd Acquisition asset purchase agreement, and other development expenses. Under the joint venture agreement, Lakes has the right to invest an additional $6.0 million when the Boyd Acquisition closes, which Lakes currently intends to fund. If Lakes does not invest the additional $6.0 million and the Boyd Acquisition closes, Lakes will not be guaranteed to receive a management agreement but will be paid a development fee of $250,000. Lakes’ ownership percentage of the Casino will depend upon the terms of the additional financing necessary to fund the Boyd Acquisition and the redevelopment of the Casino.

“We are currently working with DEC on the details of the casino development, and we plan for it to be a first class casino facility with exciting new games, food and beverage outlets, retail shops, Jai Alai, a hotel and other market driven amenities,” stated Lyle Berman, Lakes’ Chief Executive Officer.

About Lakes Entertainment

Lakes Entertainment, Inc. currently has development and management or financing agreements with two separate Tribes for casino operations in California, for a total of two separate casino sites. Lakes is currently managing the Red Hawk Casino for the Shingle Springs Band of Miwok Indians. Lakes has an investment in Rock Ohio Ventures, LLC for their planned casino developments in Cincinnati and Cleveland, Ohio. Lakes is also involved in other business activities, including the licensing of table games to Tribal and non-Tribal casinos.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange Commission.

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